MENTOR ANNOUNCES STRATEGY TO INCREASE ITS FOCUS
ON AESTHETIC MEDICINE

•     Conference Call Scheduled for Tuesday, October 18, 2005 at 5:30 PM, EDT

SANTA BARBARA, October 18, 2005 - Mentor Corporation (NYSE:MNT), a leading supplier of medical products in the United States and internationally, today announced its strategy to increase its focus on aesthetic medicine.  As a result, the Company is evaluating strategic alternatives for its urology business that would both enhance shareholder value and enable the Company to focus more fully on its aesthetics business.

Mentor views aesthetics as a significant growth opportunity.  According to the American Society for Aesthetic Plastic Surgery:

•     Americans spent approximately $12.5 billion on cosmetic procedures in 2004;

•     The Society projects that there will be more than 21 million cosmetic procedures performed in the U.S. in 2006.  There were 12 million procedures in 2004, an increase over 40% over the prior year, and more than 450% since 1997; and

•     While the growth in the number of surgical cosmetic procedures increased 110% since 1997, the number of non-surgical cosmetic procedures, which include dermal filler and botulinum toxin injections, has grown by an even greater 760%.

"There are transformative changes and emerging trends taking place in the aesthetic medicine market.  We are aggressively positioning Mentor to be a leader, capitalizing on these trends, through internal research and development programs and through strategic transactions that will provide further momentum in this fast growing and profitable segment," commented Joshua H. Levine, President and Chief Executive Officer of Mentor.  "We have a major presence in the space, a growing portfolio of market-leading products and a unique opportunity to expand this position further to create a larger aesthetic medicine platform to meet the needs of our customers and patients.  We believe it makes the most sense to focus Mentor's resources on the aesthetic market opportunities where we will leverage and extend our existing leadership position."

Mentor's Aesthetic Medicine segment accounted for more than half of the Company's total revenues in fiscal year 2005, with sales of $251.7 million, an increase of 15% over sales in fiscal year 2004.  The Company's pending Pre-Market Approval application for its Memory Gel™ breast implant products is currently under review by the U.S. Food and Drug Administration and by Health Canada.  In addition, Mentor's hyaluronic acid-based dermal filler, Puragen™, has been approved for sale in Europe.  The Company is conducting a pivotal study with a similar product in the United States.  Mentor is also conducting clinical studies of its proprietary formulation of botulinum toxin type A for cosmetic indications.

Mentor's urology business, which is comprised of the Company's surgical urology and clinical and consumer segments, contributed a total of $231.7 million in sales in fiscal year 2005, an increase of 14% over sales in fiscal year 2004.

"Mentor was founded in 1969, based on innovations in the fields of bladder control and urinary management.  Over the subsequent 36 years, we have steadily diversified our platform to include other product lines.  We remain committed to supporting our customers and patients, and the dedicated and talented employees who have contributed to the success of the business," commented Levine.  "While we have strong businesses in our urology franchise, we believe that its value is not fully reflected in the public equities market valuation of Mentor.  As a result, we have retained an investment bank to help identify and evaluate whether there are strategic alternatives for our urology franchise that would both enhance shareholder value and enable us to focus more fully on the aesthetics business."

Mentor's surgical urology segment is comprised of four different business franchises: women's health, erectile dysfunction, brachytherapy and disposable urinary care.  Surgical urology sales in fiscal year 2005 were $129.3 million, an increase of 19% over sales in fiscal year 2004.  Mentor's clinical and consumer segment is comprised of male external catheters and intermittent catheters, all used for the chronic management of urinary retention and bladder control.  Clinical and consumer sales in fiscal year 2005 were $102.4 million, an increase of 7% over sales in fiscal year 2004.

Conference Call
Mentor Corporation has scheduled a conference call today regarding this announcement and the Company's preliminary results for the second quarter of fiscal year 2006.  Those interested in listening to a recording of the call may dial (800) 388-9064 at 6:30 p.m. EDT today until Midnight EDT, October 25, 2005.  You may also listen to the live webcast at 5:30 p.m. EDT today or the archived call at www.mentorcorp.com, Investor Relations site under "Conference Calls".

About Mentor Corporation
Founded in 1969, Mentor Corporation is a leading supplier of medical products for the global healthcare market.  The Company develops, manufactures and markets innovative, science-based products for the aesthetics, urologic specialties and clinical and consumer healthcare markets around the world.  The Company's website is www.mentorcorp.com.

Safe Harbor Statement
This release contains forward-looking statements including, but not limited to, statements relating to Mentor's intention to focus on aesthetic medicine, the approval and market acceptance of Mentor's aesthetic medicine products, Mentor's positioning to be a leader in aesthetic medicine and Mentor's review and implementation, if any, of strategic alternatives for its urology segment business, as well as the level of service and support provided to customers of its urology segment business.  Forward-looking statements are also identified by words or phrases such as "anticipates,"  "scheduled," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "is confident," "may," "will," "should," "would," "could," "potential," "we look forward to," "momentum," "in the future," "represents a large growth opportunity," "continue," similar expressions, and variations or negatives of these words.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

These forward-looking statements are based on Mentor's current expectations, estimates, projections, beliefs and assumptions.  These forward-looking statements speak only as of the date hereof and are based upon the information available to Mentor at this time.  Such information is subject to change, and Mentor will not necessarily inform you of such changes.

These statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict.  Therefore, Mentor's actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors.  Factors that could cause actual outcomes to differ include, but are not limited to, changing market conditions in the aesthetic medicine and urology fields, the results from Mentor's further evaluation of the urology business, the nature of the alternatives ultimately available for the urology business, disruptions on Mentor's business during the implementation of any strategic option for the urology business, success in obtaining regulatory approvals for the sale and customer acceptance of various aesthetic medicine products, the outcomes of clinical trials, regulatory developments, general economic conditions and the other factors.  These factors, as well as other factors applicable to Mentor's forward-looking statements and its business, are described in more detail in its filings with the Securities and Exchange Commission, including Mentor's Annual Reports on Form 10-K, subsequent quarterly reports on Form 10-Q, and recent Current Reports on Form 8-K.

Contact:

Mentor Corporation
Peter R. Nicholson
Vice President, Corporate Development
(805) 879-6082

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